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                                   EXHIBIT A


                          MEMBERS OF THE FILING GROUP


PARENT HOLDING COMPANY:

Berkshire Hathaway Inc.

OBH Inc.

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
National Fire and Marine Insurance Company


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